This report is signed on behalf of the registrant (or depositir or trustee).


City of New York        State of New York       Date: October 15, 1996


Name of Registrant, Depositor or Trustee: American Heritage Growth Fund, Inc.


By (Name and Title):            Witness (Name and Title):


/s/ Heiko H. Thieme
------------------------        -------------------------------
Heiko H. Thieme,
Chief Executive Officer

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